The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement No. 360 (To Product Supplement No. EQUITY LIRN-1 dated June 18, 2026, Prospectus Supplement dated February 13, 2026 and Prospectus dated February 13, 2026)	Subject to Completion Preliminary Pricing Supplement dated November 5, 2026	Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-292881 and 333-292881-01

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	November , 2026 December , 2026 November , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Wells Fargo Finance LLC

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM

Fully and Unconditionally Guaranteed by Wells Fargo & Company

￭Maturity of approximately two years

￭2-to-1 upside exposure to increases in the Index, subject to a capped return of [23.25% to 27.25%]

￭If the Index declines, but not by more than 10.00%, a return of principal

￭1-to-1 downside exposure to decreases in the Index beyond a 10.00% decline, with up to 90.00% of your principal at risk

￭All payments occur at maturity and are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment

￭No periodic interest payments or dividends

￭In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

￭Limited secondary market liquidity, with no exchange listing; intended to be held to maturity

￭The notes are the unsecured obligations of Wells Fargo Finance LLC. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency

The notes are being issued by Wells Fargo Finance LLC and are fully and unconditionally guaranteed by Wells Fargo & Company. The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” and “Additional Risk Factors” beginning on pages TS-7 and TS-9 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY LIRN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.02 and $9.32 per unit, which is less than the public offering price listed below. The range for the initial estimated value of the notes is based on the estimated value of the notes determined for us as of the date of this term sheet by Wells Fargo Securities, LLC using its proprietary pricing models. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet for additional information.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to Wells Fargo Finance LLC	$ 9.80	$

(1)For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November , 2026

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

Summary

The Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028 (the “notes”) are our senior unsecured debt securities. All payments on the notes are fully and unconditionally guaranteed by Wells Fargo & Company. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. The notes will rank equally with all of our other unsecured and unsubordinated debt. The guarantee of the notes will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI Emerging Markets IndexSM (the “Index”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and the Guarantor’s credit risk. See “Terms of the Notes” and “The Index” below.

The public offering price of each note of $10 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (a) the underwriting discount, (b) the projected profit that our hedge counterparty (which may be Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (c) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in “Risk Factors—The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers” below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The initial estimated value of the notes as of the pricing date will be set forth in the final term sheet made available to investors in the notes.

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the range for the initial estimated value of the notes set forth on the cover page of this term sheet, based on its proprietary pricing models. The range for the initial estimated value reflects terms that are not yet fixed, as well as uncertainty about market conditions and other relevant factors as of the pricing date. In no event will the estimated value of the notes on the pricing date be less than the bottom of the range. Based on WFS’s proprietary pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet.

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

Terms of the Notes		Redemption Amount Determination
Issuer:	Wells Fargo Finance LLC	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Wells Fargo & Company
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The MSCI Emerging Markets IndexSM (Bloomberg symbol: “MXEF”), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:

The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-28 of product supplement EQUITY LIRN-1.

Threshold Value:	90% of the Starting Value, rounded to two decimal places.
Participation Rate:	200%
Capped Value:	[$12.325 to $12.725] per unit, which represents a return of [23.25% to 27.25%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, which will be set forth in the final pricing supplement.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit. See “Structuring the Notes” on page TS-17.
Joint Calculation Agents:	WFS and BofA Securities, Inc. (“BofAS”), acting jointly.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement EQUITY LIRN-1 dated June 18, 2026:
https://www.sec.gov/Archives/edgar/data/72971/000183988226030047/wfc_424b2-19274.htm

￭Prospectus supplement dated February 13, 2026:
https://www.sec.gov/Archives/edgar/data/1738143/000183988226009700/seriesb-424b2_021326.htm

￭Prospectus dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009692/standalone-424b2_021326.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, together with this term sheet, for information about us, the Guarantor and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. When we refer to “we,” “us” or “our” in this document, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

￭You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

￭You accept that the return on the notes will be capped.

￭You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

￭You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

￭You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and the Guarantor’s actual and perceived creditworthiness, our assumed rate used to determine the economic terms of the notes and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and the Guarantor’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

￭You seek 100% principal repayment or preservation of capital.

￭You seek an uncapped return on your investment.

￭You seek interest payments or other current income on your investment.

￭You want to receive dividends or other distributions paid on the stocks included in the Index.

￭You seek an investment for which there will be a liquid secondary market or you are unwilling to hold the notes to maturity.

￭You are unwilling to accept the credit risk of Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, or unwilling to obtain exposure to the Index through an investment in the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and a hypothetical Capped Value of $12.525 per unit (the midpoint of the Capped Value range of [$12.325 to $12.725]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 90.00, the Participation Rate of 200%, a hypothetical Capped Value of $12.525 per unit (the midpoint of the range for the Capped Value) and a hypothetical public offering price of $10.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Capped Value, the actual price you pay for the notes and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.000	-90.00%
50.00	-50.00%	$6.000	-40.00%
60.00	-40.00%	$7.000	-30.00%
70.00	-30.00%	$8.000	-20.00%
80.00	-20.00%	$9.000	-10.00%
90.00(1)	-10.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
97.50	-2.50%	$10.000	0.00%
100.00(2)	0.00%	$10.000	0.00%
102.50	2.50%	$10.500	5.00%
105.00	5.00%	$11.000	10.00%
110.00	10.00%	$12.000	20.00%
112.63	12.63%	$12.525(3)	25.25%
120.00	20.00%	$12.525	25.25%
130.00	30.00%	$12.525	25.25%
140.00	40.00%	$12.525	25.25%
150.00	50.00%	$12.525	25.25%
160.00	60.00%	$12.525	25.25%

(1)This is the hypothetical Threshold Value.

(2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)The Redemption Amount per unit cannot exceed the hypothetical Capped Value. Therefore, your return on the notes for Ending Values greater than approximately 112.63% of the Starting Value will be limited to the Capped Value.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
= $6.00 Redemption Amount per unit
Example 2
The Ending Value is 97.50, or 97.50% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 97.50
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 102.50, or 102.50% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.50
= $10.50 Redemption Amount per unit
Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.525 per unit

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY LIRN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

￭Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. As a result, even if the value of the Index has increased at certain times during the term of the notes, if the Ending Value is less than the Threshold Value, you will receive less than, and possibly lose a significant portion of, your principal amount.

￭The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.

￭Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

￭The notes are subject to credit risk. The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.

￭As a finance subsidiary, we have no independent operations and will have no independent assets. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

￭Holders of the notes have limited rights of acceleration.

￭Holders of the notes could be at greater risk for being structurally subordinated if either we or the Guarantor convey, transfer or lease all or substantially all of our or its assets to one or more of the Guarantor’s subsidiaries.

￭The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

Valuation and Market-related Risks

￭The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason. WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including, but not limited to, Index performance; interest rates; volatility of the Index; the time remaining to maturity; dividend yields on the securities included in the Index; and currency exchange rates. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes is not an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of MLPF&S, BofAS and other dealers,

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by MLPF&S, BofAS or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

￭The estimated value of the notes on the pricing date, based on WFS’s proprietary pricing models, will be less than the public offering price. The public offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the underwriting discount, the projected profit that our hedge counterparty (which may be MLPF&S, BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in the preceding risk factor. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

￭The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge), as further described in “Structuring the Notes” on page TS-17. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

￭The initial estimated value does not represent the price at which we, the Guarantor, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and the Guarantor’s creditworthiness and changes in market conditions. BofAS has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission.

￭The notes will not be listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes. None of us, the Guarantor, MLPF&S, BofAS or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in the secondary market (if any). If a secondary market does exist, it may be limited, which may affect the price you receive upon any sale. Consequently, you should be willing to hold the notes until the maturity date.

￭If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the notes: value of the Index at such time; volatility of the Index; economic and other conditions generally; interest rates; dividend yields; exchange rate movements; our and the Guarantor’s creditworthiness; and time to maturity.

Conflict-related Risks

￭Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of MLPF&S or BofAS or one or more of its affiliates, may affect your return on the notes and their market value and create conflicts of interest with you. The Guarantor and any of our other affiliates’ business, hedging and trading activities, and those of MLPF&S or BofAS or its affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities the Guarantor and any of our other affiliates or MLPF&S or BofAS or its affiliates engage in for their clients’ accounts, may adversely affect the level of the Index and, therefore, adversely affect the market value of and return on the notes and may create conflicts of interest with you. The Guarantor and any of our other affiliates or MLPF&S or BofAS and its affiliates may also publish research reports on the Index or one of the companies included in the Index, which may be inconsistent with an investment in the notes and may adversely affect the level of the Index. For more information about the hedging arrangements related to the notes, see “Structuring the Notes” on page TS-17.

￭There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. As joint calculation agents, WFS and BofAS will determine any values of the Index and make any other determination necessary to calculate any payments on the notes. In making these determinations, WFS and BofAS may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “Description of the LIRNs—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index” in the accompanying product supplement.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the MSCI Emerging Markets IndexSM, due November , 2028

Market Measure-related Risks

￭You must rely on your own evaluation of the merits of an investment linked to the Index.

￭The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

￭You will have no rights of a holder of the securities included in the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

￭While the Guarantor or our other affiliates and MLPF&S, BofAS or its affiliates may from time to time own securities of companies included in the Index, we, the Guarantor, MLPF&S, BofAS and our and their respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any company.

￭Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Index.

￭The securities included in the Index are traded in a currency other than U.S. dollars and, for purposes of calculating the level of the Index, are converted into U.S. dollars. Therefore, the level of the Index will depend in part on the relevant exchange rates.

Tax-related Risks

￭The U.S. federal tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in this term sheet under “United States Federal Income Tax Considerations” as well as “Risk Factors—Tax-related Risks—The U.S. federal tax consequences of an investment in the LIRNs are unclear” and “United States Federal Tax Considerations” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be materially and adversely affected.

Additional Risk Factors

The notes are subject to risks relating to emerging markets.

The equity securities composing the Index have been issued by companies in countries based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

Other Terms of the Notes

Market Measure Business Day

The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement EQUITY LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)each of the London Stock Exchange, the Stock Exchange of Hong Kong, the São Paulo Stock Exchange, the Korea Exchange and the Shanghai Stock Exchange (or any successor to the foregoing) are open for trading; and

(B)the Index or any successor thereto is calculated and published.

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The Index

We obtained all information contained in this term sheet regarding the Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI” or the “Index Sponsor”). The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index at any time. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the LIRNs—Discontinuance of an Index” in product supplement EQUITY LIRN-1. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Index in connection with the offer and sale of the notes.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index Sponsor’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Index is accurate or complete.

The Index is a free float-adjusted market capitalization index compiled by MSCI that is designed to measure equity market performance in the global emerging markets. As of the date of this term sheet, the following emerging market country indices are included in the Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Peru, the Philippines, Poland, Qatar, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates. MSCI is under no obligation to continue to include these country indices. The component country indices included within the Index are a sampling of equity securities across industry groups in such country’s equity markets. The Index is calculated in U.S. dollars, is an MSCI International Index and is part of the MSCI Global Investable Market Indices, the methodology of which is discussed below. For purposes of the below methodology, all of the country indices included in the Index are classified as emerging market indices. In addition, the Index is considered a “standard” index, which means it consists of eligible large- and mid-capitalization stocks, as determined by MSCI. The U.S. dollar price return version of the Index is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

The Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

For purposes of this section, the Index is a “MSCI Index” and one of the “MSCI Indices.”

The MSCI Indices

Constructing the MSCI Indices

The MSCI Indices are constructed and maintained at an individual market level. MSCI undertakes an index construction process, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the Standard Index; and (v) classifying securities under the Global Industry Classification Standard (the “GICS®”).

Defining the Equity Universe

(i)Identifying Eligible Equity Securities: All listed equity securities, including real estate investment trusts (“REITs”) and certain income trusts in Canada, are eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities and stapled securities each of the underlying components of which exhibit characteristics of equity securities are also eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds (“ETFs”), equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

(ii)Country Classification of Eligible Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified into market categories, including Developed Markets (“DM”) and Emerging Markets (“EM”). Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The global investable equity universe is the aggregation of all market investable equity universes.

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(i)Identifying Eligible Listings: A security may have a listing that trades in the country where it is classified (a “local listing”) and/or a listing that trades in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe as determined by MSCI. A security may be represented by a foreign listing only if the security is classified in a country that meets certain foreign listing materiality requirements, and the security’s foreign listing is traded on an eligible stock exchange of a DM country if the security is classified in a DM country or, if the security is classified in an EM country, an eligible stock exchange of a DM country or an EM country.

(ii)Applying Investability Screens: Some of the investability requirements are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the investable equity universe in each market are as follows:

(a)Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the equity universe sorted in descending order by full market capitalization.

(b)Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c)DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by the annualized traded value ratio (“ATVR”) and the frequency of trading. In addition to the ATVR and frequency of trading requirements, securities in the MSCI China equity universe will not be eligible for inclusion in the market investable equity universe if the securities are suspended on the price cutoff date of the index review or have been suspended for 50 consecutive business days or more in the past 12 months.

Only one listing per security may be included in the market investable equity universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe: (i) local listing; (ii) foreign listing in the same geographical region; and (iii) foreign listing in a different geographical region.

Due to liquidity concerns relating to securities trading at very high stock prices, a security with a stock price above $10,000 will fail the liquidity screening and will not be included in any market investable equity universe. This limitation applies only for securities that are not currently constituents of the MSCI Global Investable Market Indices. Current constituents of the MSCI Global Investable Market Indices will remain in their respective indices even if their stock price passes $10,000.

(d)Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s foreign inclusion factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

(e)Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a quarterly index review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary / secondary offerings of non-index constituents are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a quarterly index review.

(f)Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed must be at least 15%.

(g)Financial Reporting Requirement: This investability screen is applied at the company level. Companies classified to the United States must file a Form 10-K/10-Q to be eligible for inclusion in the United States investable equity universe.

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Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size–based indices (the “Size Segment Indices”), with the following free float-adjusted market capitalization market coverage target ranges:

●Investable Market Index (Large + Mid + Small): 99% +1% or -0.5%

●Standard Index (Large + Mid): 85% ± 5%

●Large Cap Index: 70% ± 5%

●Mid Cap Index: The Mid Cap Index market coverage in each market is derived as the difference between the market coverage of the Standard Index and the Large Cap Index in that market.

●Small Cap Index: The Small Cap Index market coverage in each market is derived as the difference between the free float-adjusted market capitalization coverage of the Investable Market Index and the Standard Index in that market.

Creating the Size Segment Indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements (which includes minimum free-float market capitalization requirements, minimum foreign room requirements, and exclusions for securities that exhibit extreme price increases).

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization among the securities included in the market investable equity universe are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.5, and securities are added until the desired minimum number of securities is reached.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indices, the GICS®. The GICS® entails four levels of classification: (i) sector; (ii) industry groups; (iii) industries; and (iv) sub–industries. Under the GICS®, each company is assigned uniquely to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS®. The GICS® classification of each security is used by MSCI to construct additional indices.

Constructing and Calculating the Individual Indices

After companies are allocated to their respective size segments and securities are reviewed for complying with the final size segment requirements, the final list of constituents for each Market Size Segment Index is determined. The MSCI Investable Market Indices are composed of the MSCI Standard Indices and the MSCI Small Cap Indices. The MSCI Standard Indices are further subdivided into the MSCI Large Cap and the MSCI Mid Cap Indices. Two or more Market Indices can be combined to form Composite Indices. Market Indices can be grouped either on the basis of market classification definition, geographical regions, economic regions or other criteria.

Calculation of the MSCI Indices

The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index levels.

Maintenance of the MSCI Indices

In order to maintain the representativeness of the MSCI Indices, MSCI may make structural changes to the MSCI Indices as a whole by adding or deleting component country indices. In particular, MSCI may add additional component country indices to the MSCI Indices or subtract one or more of its current component country indices prior to the maturity of the securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

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Each component country index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of such index, and index stability and low index turnover. The maintenance of the component country indices is reflected in the MSCI Indices.

In particular, index maintenance involves quarterly index reviews in February, May, August and November, which include: updating the indices on the basis of a fully refreshed equity universe; taking buffer rules into consideration for migration of securities across size and style segments; and updating FIFs and number of shares (“NOS”).

Corporate Events

In addition, ongoing event-related changes to the MSCI Indices are made as the result of mergers, acquisitions, spin-offs, suspensions, delistings, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. Changes resulting from corporate events involve many aspects, including additions, deletions, changes in NOS, changes in industry classification and changes in foreign inclusion factors and/or domestic inclusion factors as a result of updated free float estimates. These changes generally are reflected in the MSCI Indices at the time of the event. In addition, changes in NOS are consistently coordinated with changes in foreign inclusion factors and/or domestic inclusion factors to attempt to accurately reflect the investability of the underlying securities. Changes resulting from corporate events that could not be implemented on or near the effective dates and where no price adjustment factor is necessary, such as private placements and secondary offerings, are implemented at the following regularly scheduled index review. IPOs that are significant in size and meet the MSCI inclusion criteria may be considered for early inclusion in the Standard Index. If the decision is made to include an IPO early, the inclusion is effective after the close of the security’s tenth day of trading.

Further information about the MSCI corporate events methodology may be obtained from other sources including, but not limited to, the MSCI Indices sponsor’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the MSCI Indices is accurate or complete.

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The following graph shows the daily historical performance of the Index in the period from January 1, 2016 through November 4, 2026. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On November 4, 2026, the closing level of the Index was 1,557.261251.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

Wells Fargo & Company, our parent company, and MSCI Inc. have entered into or expect to enter into a non-transferable, non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies (including us), in exchange for a fee, of the right to use the MSCI Indices in connection with the issuance of the notes.

The license agreement between Wells Fargo & Company and MSCI provides or is expected to provide that the following language must be stated in this term sheet:

“THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING THE MSCI INDICES (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI, THE MSCI ACWI INDEX®, THE MSCI EAFE INDEX® AND THE MSCI EMERGING MARKETS INDEXSM ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY WELLS FARGO & COMPANY. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI ACWI INDEX®, THE MSCI EAFE INDEX® AND THE MSCI EMERGING MARKETS INDEXSM WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE NOTES ARE REDEEMABLE. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR

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LIABILITY TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF THE MSCI INDICES OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI INDICES OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDICES OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI INDICES AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

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Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, the Guarantor, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Wells Fargo Finance LLC or Wells Fargo & Company or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. The related guarantees are Wells Fargo & Company’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and the Guarantor’s actual or perceived creditworthiness at the time of pricing. Because of the higher issuance, operational and ongoing management costs of market-linked notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences, the assumed rate we use in pricing market-linked notes is generally lower than our internal funding rate. This relatively lower assumed rate, which is reflected in the economic terms of the notes, along with other costs relating to selling, structuring, hedging and issuing the notes, results in the initial estimated value of the notes on the pricing date being less than the public offering price. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Redemption Amount payable at maturity will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S, BofAS and one of our respective affiliates, and take into account a number of factors, including our and the Guarantor’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that our affiliates, the agent and its affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY LIRN-1.

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United States Federal Income Tax Considerations

You should review carefully the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you. Moreover, as discussed in the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a note relates is a U.S. real property holding corporation or a passive foreign investment company. If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder (as defined in the accompanying product supplement) in the case of a passive foreign investment company, or to a non-U.S. holder (as defined in the accompanying product supplement) in the case of a U.S. real property holding corporation. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, it is reasonable to treat a note as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes, as more fully described in “United States Federal Tax Considerations—Tax Treatment of the LIRNs” in the accompanying product supplement. However, our counsel’s opinion is based on market conditions as of the date of this term sheet and is subject to confirmation in the final pricing supplement.

By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year and short-term capital gain or loss otherwise. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.

Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. holder, please also read the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “underlying security”). An IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029, that do not have a delta of one with respect to any underlying security. Based on the terms of the notes and certain determinations made by us as of the date of this term sheet, we expect that the notes will not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any underlying security. Therefore, we expect that the notes will not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes. A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Capped Leveraged Index Return Notes®	TS-18